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                           August 12, 2021

       B. Franklin Byrd
       Chief Financial Officer
       Intrusion Inc.
       101 East Park Blvd, Suite 1200
       Plano, Texas 75074

                                                        Re: Intrusion Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 5,
2021
                                                            File No. 333-258491

       Dear Mr. Byrd:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Katherine Wray, Staff Attorney, at 202-551-3483 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Rob Suffoletta